Exhibit 99.1

NRG Energy Reports First Quarter 2026 Results and Reaffirms 2026 Financial Guidance

•Reaffirming 2026 guidance ranges and capital allocation
•Delivered exceptional fleet reliability performance through Winter Storm Fern; 94% ERCOT fleet in-the-money availability
•Commercial operations at 415 MW T.H. Wharton facility expected by the end of May 2026; all three Texas Energy Fund projects on time and on budget
•Texas residential VPP program surpassed 200 MW; on track for 1 GW by 2035

HOUSTON—May 6, 2026—NRG Energy, Inc. (NYSE: NRG) today announced financial results for the first quarter ended March 31, 2026, and reports GAAP Net Income of $125 million, GAAP Earnings per Share (EPS) — basic of $0.52, and GAAP Cash Used by Operating Activities of $(169) million. The Company's non-GAAP metrics are Adjusted Net Income of $308 million, Adjusted EPS of $1.49, Adjusted EBITDA of $1,080 million, and Free Cash Flow before Growth Investments (FCFbG) of $(66) million for the first quarter of 2026.

"Our team executed well this quarter. The fleet performed, and our retail and commercial businesses delivered affordable, reliable power to the customers and communities that count on us,” said Robert Gaudette, President & CEO. “Demand for our product continues to grow, and NRG has the platform, the people and the assets to capitalize on the opportunity ahead. We have momentum across the business and are well-positioned heading into summer. I am grateful to Larry for his leadership, proud of this team and focused on deploying capital with discipline to create durable, long-term value.”

Consolidated Financial Results
Table 1:

	Three Months Ended
(In millions, except per share amounts)	3/31/2026	3/31/2025
GAAP Net Income	$125	$750
Adjusted Net Incomea b	$308	$531
GAAP EPS — basic[c]	$0.52	$3.70
Adjusted EPSa d	$1.49	$2.68
Adjusted EBITDA[a]	$1,080	$1,126
GAAP Cash (Used)/Provided by Operating Activities	$(169)	$855
Free Cash Flow Before Growth Investments (FCFbG)[a]	$(66)	$293
a Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG are non-GAAP financial measures; see Appendix tables A-1 through A-3 for GAAP reconciliations. Adjusted EPS, Adjusted Net Income, and Adjusted EBITDA exclude fair value adjustments related to derivatives
b Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'; see Appendix tables A-1 and A-2
c GAAP Net Income per Weighted Average Common Share - Basic
d Adjusted EPS calculated based on Adjusted Net Income divided by weighted average number of common shares outstanding - basic

NRG reported a GAAP Net Income of $125 million, a decrease of $625 million for the first quarter of 2026 compared to the same period in 2025. This decrease was primarily due to unrealized non-cash losses from mark-to-market economic hedges, driven by a decrease in natural gas prices, as compared to prior year which saw gains. Certain economic hedge positions are required to be marked-to-market each period, while the associated customer contracts are not. This accounting treatment can result in temporary unrealized gains or losses that do not reflect the expected economics at settlement. Results were further impacted by mild weather in Texas and increased supply costs in the East, as reflected in the Adjusted EBITDA results below, along with receipt of W.A. Parish insurance proceeds in the first quarter of 2025.

Adjusted Net Income for the first quarter 2026 is $308 million, $223 million lower than prior year, primarily driven by a $46 million decrease in Adjusted EBITDA, which includes the financial impacts described in the segment results below, in addition to higher interest expense and depreciation and amortization related to the completed acquisition of generation assets and CPower from LS Power. Adjusted EPS is $1.49 for the first quarter 2026, $1.19 lower than prior year. The first quarter 2026 Adjusted EPS results include the financial impacts from Adjusted Net Income and impacts of shares issued as part of the completed acquisition of generation assets and CPower from LS Power.

Reaffirming 2026 Guidance
NRG is reaffirming its guidance for 2026 as set forth below.

Table 2: Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG Guidance for 2026a

2026
(In millions, except per share amounts)	Guidance
Adjusted Net Income	$1,685 - $2,115
Adjusted EPS	$7.90 - $9.90
Adjusted EBITDA	$5,325 - $5,825
FCFbG	$2,800 - $3,300
a Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG are non-GAAP financial measures; see Appendix tables A-5 and A-6 for GAAP reconciliations. Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA exclude fair value adjustments related to derivatives. The Company does not guide to GAAP Net Income due to the impact of such fair value adjustments related to derivatives in a given year.

2026 Capital Allocation
The Company plans to return $1.0 billion to shareholders through share repurchases and approximately $407 million through common stock dividends in 2026, as part of its previously announced 2026 capital allocation plan. Through April 30, 2026, the Company completed $817 million in share repurchases and distributed $102 million in common stock dividends.

On April 28, 2026, NRG closed on $2.6 billion of Senior Unsecured Notes and Senior Secured Notes, and $900 million of new Term Loan B. The proceeds will be utilized to repay the $1.5 billion 2032 Lightning Senior Secured Notes, related transaction fee, expenses and premiums, and a portion of the outstanding borrowings under the NRG revolving credit facility. These refinancings will create more than $10 million of annual interest savings, while extending average debt maturities and shifting nearly $1.0 billion of debt from secured to unsecured.

On April 21, 2026, NRG declared a quarterly dividend of $0.475 per common share, or $1.90 per share on an annualized basis. The dividend is payable on May 15, 2026, to common stockholders of record as of May 1, 2026.

NRG's share repurchase program and common stock dividend are subject to maintaining satisfactory credit metrics, available capital, market conditions, and compliance with associated laws and regulations. The timing and amount of any shares of common stock repurchased under the share repurchase authorization will be determined by NRG’s management based on market conditions and other factors. NRG will only repurchase shares when management believes it would not jeopardize the Company’s ability to maintain satisfactory credit ratings.

NRG Strategic Developments
Leadership Succession
On April 30, 2026, Robert Gaudette, President, succeeded Larry Coben as Chief Executive Officer, and Antonio Carrillo succeeded Dr. Coben as Chair of the Board, completing the leadership transition announced on January 7, 2026. Mr. Gaudette was also elected to serve on the Board of Directors at the 2026 Annual Meeting of Shareholders. Dr. Coben will serve as an advisor to NRG through the end of 2026.

Texas Energy Fund (TEF)
The Company expects commercial operations at its first project, the 415 MW T.H. Wharton facility, by the end of May 2026. All three of NRG's TEF projects, totaling 1.5 GW of new generation, remain on track and on budget. These projects highlight NRG’s dedication to providing reliable, affordable power generation to support the increasing energy demands of Texas consumers.

Segment Results
Table 3: Adjusted EBITDAa

(In millions)	Three Months Ended
Segment	3/31/2026	3/31/2025
Texas	$216	$299
East	464	474
West/Other[b]	106	73
Vivint Smart Home	294	280
Adjusted EBITDA	$1,080	$1,126
a Adjusted EBITDA is a non-GAAP financial measure; see Appendix tables A-1 and A-2 for GAAP reconciliation of Adjusted EBITDA (by operating segment) to GAAP Net Income (by operating segment). Adjusted EBITDA excludes fair value adjustments related to derivatives
b Includes Corporate activities

Texas: First quarter 2026 Adjusted EBITDA is $216 million, $83 million lower than the prior year. The decrease is primarily driven by mild winter weather, including a ~30% decrease in heating degree days as compared to prior year leading to lower retail load, and additional operating expenses for the new generation assets.

East: First quarter 2026 Adjusted EBITDA is $464 million, $10 million lower than the prior year. The decrease is primarily driven by higher power supply costs during Winter Storm Fern, partially offset by the contribution of the generation assets and CPower acquired from LS Power.

West/Other: First quarter 2026 Adjusted EBITDA is $106 million, $33 million higher than the prior year. The increase is primarily driven by lower power supply costs.

Vivint Smart Home: First quarter 2026 Adjusted EBITDA is $294 million, $14 million higher than the prior year. The increase is attributable to strong growth in customer count and an increase in monthly recurring service margin per customer.

Liquidity and Capital Resources
Table 4: Corporate Liquidity

(In millions)	3/31/26	12/31/25
Cash and Cash Equivalents	$178	$4,708
Restricted Cash	57	30
Total	$235	$4,738
Total availability under revolving credit facility and collective collateral facilities[a]	3,015	4,890
Total liquidity, excluding funds deposited by counterparties	$3,250	$9,628
a Total capacity of the revolving credit facility and collective collateral facilities was $9.3 billion and $7.7 billion as of March 31, 2026 and December 31, 2025, respectively

As of March 31, 2026, NRG's unrestricted cash was approximately $0.2 billion, and $3.0 billion was available under the Company’s credit facilities. Total liquidity was $3.3 billion, which was $6.4 billion lower than December 31, 2025, primarily driven by the use of cash and borrowings under the revolving credit facility to fund the acquisition of generation assets and CPower from LS Power.

Earnings Conference Call
On May 6, 2026, NRG will host a conference call at 9:00 a.m. Eastern (8:00 a.m. Central) to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials through the investor relations website under “presentations and webcasts” on investors.nrg.com. The webcast will be archived on the site for those unable to listen in real-time.

About NRG
NRG is a leading provider of electricity, natural gas, and smart home solutions to eight million customers across North America. The company operates a customer-first platform supported by a diversified supply strategy and the safe, reliable operation of approximately 25 GW of power generation. NRG plays a meaningful role in competitive energy markets and our innovative team is creating the flexible and affordable solutions that households and large businesses need today and in the future.

Forward-Looking Statements
In addition to historical information, the information presented in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about NRG's future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions, the imposition of tariffs, the escalation of international trade disputes, and the occurrence or re-escalation of geopolitical conflicts (including the hostilities with Iran and the conflicts in the Middle East) and inflationary impacts resulting therefrom, risks associated with the integration of the portfolio of assets acquired from LS Power, including potential disruption to ongoing operations and other transition difficulties, the inability of the combined company to realize expected synergies and benefits of integration (or that it takes longer than expected) which may result in the combined company not operating as effectively as expected, the emergence of hazards customary in the power industry, weather conditions and extreme weather events, competition in wholesale power, gas and smart home markets, the volatility of energy and fuel prices, the volatility in demand for power and gas, customer affordability concerns that may constrain the pricing of NRG's products and services and limit its ability to recover costs, the failure of customers or counterparties to perform under contracts, changes in the wholesale power and gas markets, the failure of NRG’s expectations regarding load growth to materialize, changes in government or market regulations, the condition of capital markets generally and NRG’s ability to access capital markets, NRG’s ability to execute its supply strategy, risks related to data privacy, cyberterrorism and inadequate cybersecurity, the loss of data, unanticipated outages at NRG’s generation facilities, operational and reputational risks related to the use of artificial intelligence and the adherence to developing laws and regulations related to the use thereof, NRG’s ability to achieve its net debt targets, adverse results in current and future litigation, complaints, product liability claims and/or adverse publicity, failure to identify, execute or successfully implement acquisitions or asset sales, risks of the smart home and security industry, including risks of and publicity surrounding the sales, customer origination and retention process, the impact of changes in consumer spending patterns, consumer preferences, geopolitical tensions, demographic trends, supply chain disruptions, NRG’s ability to implement value enhancing improvements to plant operations and company wide processes, NRG’s ability to achieve or maintain investment grade credit metrics, NRG’s ability to proceed with projects under development or the inability to complete the construction of such projects on schedule or within budget, the inability to maintain or create successful partnering relationships, NRG’s ability to operate its business efficiently, NRG’s ability to retain customers, the ability to successfully integrate businesses of acquired assets or companies (including the portfolio acquisition from LS Power), NRG’s ability to realize anticipated benefits of transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, NRG’s ability to execute its capital allocation plan, and the other risks and uncertainties discussed in this release and in our Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission (the "SEC"). Achieving investment grade credit metrics is not an indication of or guarantee that NRG will receive investment grade credit ratings. Debt and share repurchases may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The Adjusted EBITDA, adjusted cash provided by operating activities, Free Cash Flow before Growth, Adjusted Net Income, and Adjusted EPS guidance are estimates as of May 6, 2026. These estimates are based on assumptions NRG believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this press release should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG's filings with the SEC at www.sec.gov. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in NRG’s most recent Annual Report on Form 10-K, and in subsequent SEC filings. NRG’s forward-looking statements speak only as of the date of this communication or as of the date they are made.

Contacts

Media	Investors
Laura Avant	Brendan Mulhern
Laura.Avant@nrg.com	609.524.4767

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
(In millions, except per share amounts)	2026	2025
Revenue
Revenue	$10,256	$8,585
Operating Costs and Expenses
Cost of operations (excluding depreciation and amortization shown below)	8,858	6,561
Depreciation and amortization	432	326
Selling, general and administrative costs (excluding amortization of customer acquisition costs of $87 and $65, respectively, which are included in depreciation and amortization shown separately above)	593	549
Acquisition-related transaction and integration costs	45	8
Total operating costs and expenses	9,928	7,444
Loss on sale of assets	—	(7)
Operating Income	328	1,134
Other Income/(Expense)
Other income, net	40	14
Interest expense	(285)	(163)
Total other expense	(245)	(149)
Income Before Income Taxes	83	985
Income tax (benefit)/expense	(42)	235
Net Income	$125	$750
Less: Cumulative dividends attributable to Series A Preferred Stock	17	17
Net Income Available for Common Stockholders	$108	$733
Income per Share
Weighted average number of common shares outstanding — basic	207	198
Income per Weighted Average Common Share — Basic	$0.52	$3.70
Weighted average number of common shares outstanding — diluted	208	203
Income per Weighted Average Common Share — Diluted	$0.52	$3.61

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three months ended March 31,
(In millions)	2026	2025
Net Income	$125	$750
Other Comprehensive (Loss)/Income
Foreign currency translation adjustments	(1)	2
Defined benefit plans	(2)	—
Other comprehensive (loss)/income	(3)	2
Comprehensive Income	$122	$752

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2026	December 31, 2025
(In millions, except share data)	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$178	$4,708
Funds deposited by counterparties	176	260
Restricted cash	57	30
Accounts receivable, net	3,777	4,065
Inventory	665	461
Derivative instruments	3,081	2,189
Cash collateral paid in support of energy risk management activities	606	365
Prepayments and other current assets	1,382	1,069
Total current assets	9,922	13,147
Property, plant and equipment, net	13,533	3,632
Other Assets
Operating lease right-of-use assets, net	153	130
Goodwill	8,881	5,017
Customer relationships, net	1,255	1,203
Other intangible assets, net	1,207	1,106
Derivative instruments	1,704	1,568
Deferred income taxes	1,796	1,843
Other non-current assets	1,602	1,494
Total other assets	16,598	12,361
Total Assets	$40,053	$29,140

	March 31, 2026	December 31, 2025
(In millions, except share data)	(Unaudited)	(Audited)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and finance leases	$3,375	$31
Current portion of operating lease liabilities	38	35
Accounts payable	2,485	2,834
Derivative instruments	3,230	2,257
Cash collateral received in support of energy risk management activities	176	260
Deferred revenue current	727	748
Accrued expenses and other current liabilities	1,816	1,864
Total current liabilities	11,847	8,029
Other Liabilities
Long-term debt and finance leases	19,779	16,412
Non-current operating lease liabilities	165	144
Derivative instruments	1,461	1,103
Deferred income taxes	139	15
Deferred revenue non-current	868	895
Other non-current liabilities	920	861
Total other liabilities	23,332	19,430
Total Liabilities	35,179	27,459
Commitments and Contingencies
Stockholders’ Equity
Preferred stock; 10,000,000 shares authorized; 650,000 Series A shares issued and outstanding at March 31, 2026 and December 31, 2025, aggregate liquidation preference of $650; at March 31, 2026 and December 31, 2025	650	650
Common stock; $0.01 par value; 500,000,000 shares authorized; 224,850,164 and 199,828,615 shares issued and 212,762,887 and 190,376,607 shares outstanding at March 31, 2026 and December 31, 2025, respectively	2	2
Additional paid-in-capital	3,868	215
Retained earnings	1,969	1,982
Treasury stock, at cost; 12,087,277 shares and 9,452,008 shares at March 31, 2026, and December 31, 2025, respectively	(1,531)	(1,087)
Accumulated other comprehensive loss	(84)	(81)
Total Stockholders’ Equity	4,874	1,681
Total Liabilities and Stockholders’ Equity	$40,053	$29,140

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended March 31,
(In millions)	2026	2025
Cash Flows from Operating Activities
Net Income	$125	$750
Adjustments to reconcile net income to cash (used)/provided by operating activities:
Depreciation of property, plant and equipment and amortization of customer relationships and other intangible assets	277	218
Amortization of capitalized contract costs	155	108
Net accretion of/(gain) on asset retirement obligations	7	(10)
Provision for credit losses	59	56
Amortization of financing costs and debt discounts	5	6
Amortization of in-the-money contracts and emissions allowances	36	44
Amortization of unearned equity compensation	41	29
Net loss on sale of assets and disposal of assets	3	8
Gain on proceeds from insurance recoveries for property, plant and equipment, net	—	(100)
Changes in derivative instruments	190	(320)
Changes in current and deferred income taxes and liability for uncertain tax benefits	(56)	143
Changes in collateral deposits in support of risk management activities	(142)	623
Cash provided/(used) by changes in other working capital:
Accounts receivable - trade	809	(78)
Inventory	(29)	92
Prepayments and other current assets	(196)	(179)
Accounts payable	(910)	(196)
Accrued expenses and other current liabilities	(315)	(185)
Other assets and liabilities	(228)	(154)
Cash (used)/provided by operating activities	$(169)	$855
Cash Flows from Investing Activities
Payments for acquisitions of businesses and assets, net of cash acquired	$(6,755)	$(20)
Capital expenditures	(317)	(217)
Proceeds from sales of assets	—	6
Net purchases of emissions allowances	—	(3)
Proceeds from insurance recoveries for property, plant and equipment, net	—	100
Cash used by investing activities	$(7,072)	$(134)
Cash Flows from Financing Activities
Equivalent shares purchased in lieu of tax withholdings	$(79)	$(40)
Payments for share repurchase activity and excise tax	(481)	(314)
Payments of dividends to preferred and common stockholders	(135)	(121)
Proceeds from issuance of long-term debt	57	—
Repayments of long-term debt and finance leases	(12)	(5)
Payments of deferred financing costs	(42)	(3)
Net receipts from settlement of acquired derivatives that include financing elements	19	25
Proceeds from credit facilities	4,850	—
Repayments to credit facilities	(1,525)	—
Cash provided/(used) by financing activities	$2,652	$(458)
Effect of exchange rate changes on cash and cash equivalents	2	2
Net (Decrease)/Increase in Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash	(4,587)	265
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at Beginning of Period	4,998	1,173
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at End of Period	$411	$1,438

Appendix Table A-1: First Quarter 2026 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss) Available for Common Stockholders:

(In millions, except per share amounts)	Texas	East	West/ Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic [6,7]	Earnings Per Share, Diluted [6,7]
Net Income/(Loss) Available for Common Stockholders	$29	$238	$45	$75	$(279)	$108	$0.52	$0.52
Cumulative dividends attributable to Series A Preferred Stock					17	17	0.08	0.08
Net Income/(Loss)	$29	$238	$45	$75	$(262)	$125	$0.60	$0.60
Plus:
Interest expense, net	—	—	—	—	241	241	1.16	1.16
Income tax (benefit)	—	—	—	—	(42)	(42)	(0.20)	(0.20)
Depreciation and amortization	108	102	8	200	14	432	2.09	2.08
ARO expense	3	4	—	—	—	7	0.03	0.03
Contract and emission credit amortization, net	2	8	1	—	—	11	0.05	0.05
Stock-based compensation[1]	21	11	1	10	—	43	0.21	0.21
Acquisition and divestiture integration and transaction costs	—	—	—	—	45	45	0.22	0.22
Cost to achieve	2	—	—	6	1	9	0.04	0.04
Deactivation costs	—	1	—	—	—	1	—	—
Other and non-recurring charges	—	—	(1)	3	1	3	0.01	0.01
Mark to market (MtM) loss on economic hedges[2]	51	100	54	—	—	205	0.99	0.99
Adjusted EBITDA	$216	$464	$108	$294	$(2)	$1,080	$5.22	$5.19
Adjusted interest expense, net[3]	—	—	—	—	(247)	(247)	(1.19)	(1.19)
Depreciation and amortization	(108)	(102)	(8)	(200)	(14)	(432)	(2.09)	(2.08)
Adjusted Income before income taxes	108	362	100	94	(263)	401	1.94	1.93
Adjusted income tax expense[4]	—	—	—	—	(76)	(76)	(0.37)	(0.37)
Adjusted Net Income before Preferred Stock dividends	108	362	100	94	(339)	325	1.57	1.56
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)	(0.08)	(0.08)
Adjusted Net Income[5]	$108	$362	$100	$94	$(356)	$308	$1.49	$1.48
1 Stock-based compensation includes employee stock purchase plan expense
2 Loss of $205 million was primarily driven by unrealized non-cash mark-to-market losses on economic hedges in East and West due to decreases in natural gas prices and CAISO and Alberta power prices
3 Excludes mark-to-market gain on interest hedges of $6 million
4 Income tax calculated using Adjusted effective tax rate (ETR) on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items, using CAMT rate to accrue tax. Other adjustments are shown on pre-tax basis
5 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
6 Items may not sum due to rounding
7 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 207 million and on weighted average number of common shares outstanding - diluted of 208 million for the three months ended March 31, 2026

First Quarter 2026 condensed financial information by Operating Segment:

(In millions, except per share amounts)	Texas	East	West/Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$2,393	$6,470	$864	$578	$(13)	$10,292
Cost of fuel, purchased power and other cost of sales[2]	1,708	5,671	711	52	(1)	8,141
Economic gross margin	685	799	153	526	(12)	2,151
Operations & maintenance and other cost of operations[3]	270	169	14	71	—	524
Selling, marketing, general and administrative[4]	198	167	29	161	(9)	546
Other	1	(1)	2	—	(1)	1
Adjusted EBITDA	$216	$464	$108	$294	$(2)	$1,080
Adjusted interest expense, net[5]	—	—	—	—	(247)	(247)
Depreciation and amortization	(108)	(102)	(8)	(200)	(14)	(432)
Adjusted Income before income taxes	108	362	100	94	(263)	401
Adjusted income tax expense[5]	—	—	—	—	(76)	(76)
Adjusted Net Income before Preferred Stock dividends	108	362	100	94	(339)	325
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)
Adjusted Net Income[5]	$108	$362	$100	$94	$(356)	$308
Weighted average number of common shares outstanding - basic						207
Adjusted EPS						$1.49
1 Excludes MtM loss of $42 million and contract amortization of $(6) million
2 Includes TDSP expense, capacity and emission credits
3 Excludes ARO expense of $7 million, stock-based compensation of $5 million and deactivation costs of $1 million,
4 Excludes stock-based compensation of $38 million and cost to achieve of $9 million
5 See previous table for details

Appendix Table A-2: First Quarter 2025 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss) Available for Common Stockholders:

(In millions, except per share amounts)	Texas	East	West/ Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic [7,8]	Earnings Per Share, Diluted [7,8]
Net Income/(Loss) Available for Common Stockholders	$337	$705	$66	$54	$(429)	$733	$3.70	$3.61
Cumulative dividends attributable to Series A Preferred Stock					17	17	0.09	0.08
Net Income/(Loss)	$337	$705	$66	$54	$(412)	$750	$3.79	$3.69
Plus:
Interest expense, net	—	—	—	—	149	149	0.75	0.73
Income tax expense	—	—	—	—	235	235	1.19	1.16
Depreciation and amortization	83	37	9	186	11	326	1.65	1.61
ARO expense/(gain)	4	(14)	—	—	—	(10)	(0.05)	(0.05)
Contract and emission credit amortization, net	1	29	—	—	—	30	0.15	0.15
Stock-based compensation[1]	9	4	1	13	—	27	0.14	0.13
Acquisition and divestiture integration and transaction costs[1]	—	—	—	1	10	11	0.06	0.05
Cost to achieve[1]	—	—	—	—	3	3	0.02	0.01
Deactivation costs	3	2	—	—	—	5	0.03	0.02
Loss on sale of assets	—	—	7	—	—	7	0.04	0.03
Other and non-recurring charges[2]	(100)	—	1	26	(3)	(76)	(0.38)	(0.37)
Mark to market (MtM) (gain) on economic hedges[3]	(38)	(289)	(4)	—	—	(331)	(1.67)	(1.63)
Adjusted EBITDA	$299	$474	$80	$280	$(7)	$1,126	$5.69	$5.55
Adjusted interest expense, net[4]	—	—	—	—	(140)	(140)	(0.71)	(0.69)
Depreciation and amortization	(83)	(37)	(9)	(186)	(11)	(326)	(1.65)	(1.61)
Adjusted Income before income taxes	216	437	71	94	(158)	660	3.33	3.25
Adjusted income tax expense[5]	—	—	—	—	(112)	(112)	(0.57)	(0.55)
Adjusted Net Income before Preferred Stock dividends	216	437	71	94	(270)	548	2.77	2.70
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)	(0.09)	(0.08)
Adjusted Net Income[6]	$216	$437	$71	$94	$(287)	$531	$2.68	$2.62
1 Stock-based compensation of $1 million is reflected in acquisition and divestiture integration and transaction costs and $1 million in cost to achieve. Stock-based compensation includes employee stock purchase plan expense
2 Includes $(100) million of property insurance proceeds and reserves for legal matters
3 Gain of $(331) million was primarily driven by unrealized non-cash mark-to-market gains on economic hedges in the East due to large movements in natural gas and power prices
4 Excludes mark-to-market loss on interest hedges of $9 million
5 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items, using CAMT rate to accrue tax. Other adjustments are shown on pre-tax basis
6 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
7 Items may not sum due to rounding
8 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 198 million and on weighted average number of common shares outstanding - diluted of 203 million for the three months ended March 31, 2025

First Quarter 2025 condensed financial information by Operating Segment:

(In millions, except per share amounts)	Texas	East	West/Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$2,435	$4,601	$1,068	$511	$(10)	$8,605
Cost of fuel, purchased power and other cost of sales[2]	1,698	3,860	925	36	(3)	6,516
Economic gross margin	737	741	143	475	(7)	2,089
Operations & maintenance and other cost of operations[3]	242	131	34	62	(1)	468
Selling, marketing, general & administrative[4]	196	139	33	133	1	502
Other	—	(3)	(4)	—	—	(7)
Adjusted EBITDA	$299	$474	$80	$280	$(7)	$1,126
Adjusted interest expense, net[5]	—	—	—	—	(140)	(140)
Depreciation and amortization	(83)	(37)	(9)	(186)	(11)	(326)
Adjusted Income before income taxes	216	437	71	94	(158)	660
Adjusted income tax expense[5]	—	—	—	—	(112)	(112)
Adjusted Net Income before Preferred Stock dividends	216	437	71	94	(270)	548
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)
Adjusted Net Income[5]	$216	$437	$71	$94	$(287)	$531
Weighted average number of common shares outstanding - basic						198
Adjusted EPS						$2.68
1 Excludes MtM loss of $15 million and contract amortization of $5 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes deactivation costs of $5 million, stock-based compensation of $2 million, ARO gain of $(10) million and other and non-recurring charges of $(99) million
4 Excludes stock-based compensation of $25 million, other and non-recurring charges of $16 million, cost to achieve of $3 million, and acquisition and divestiture integration and transaction costs of $3 million
5 See previous table for details

Appendix Table A-3: Three Months Ended March 31, 2026 and 2025 Free Cash Flow before Growth Investments (FCFbG)

The following table summarizes the calculation of FCFbG providing a reconciliation from Adjusted EBITDA and Cash provided by operating activities:

	Three Months Ended
(In millions)	3/31/26	3/31/25
Adjusted EBITDA	$1,080	$1,126
Interest payments, net	(182)	(138)
Income tax payments	(29)	(7)
Gross capitalized contract costs	(205)	(175)
Collateral/working capital/other assets and liabilities	(833)	49
Cash (used)/provided by operating activities	(169)	855
Net receipts from settlement of acquired derivatives that include financing elements	19	25
Acquisition and divestiture integration and transaction costs[1]	52	12
Adjustment for change in collateral	142	(623)
Other	(21)	3
Adjusted cash provided by operating activities	23	272
Maintenance capital expenditures, net[2]	(94)	15
Environmental capital expenditures	(5)	(5)
Cost of acquisition	10	11
Free Cash Flow before Growth Investments (FCFbG)	$(66)	$293

1 Three months ended 3/31/26 includes $45 million from acquisition and divestiture integration and transaction costs and $9 million cost to achieve payments (see Appendix table A-1), less $2 million non-cash adjustments; three months ended 3/31/25 includes $11 million from acquisition and divestiture integration and transaction costs and $3 million cost to achieve payments (see Appendix table A-2), less $2 million non-cash adjustments
2 Three months ended 3/31/25 is presented net of W.A. Parish Unit 8 insurance recoveries related to property, plant, and equipment of $100 million

Appendix Table A-4: Three Months Ended March 31, 2026 Sources and Uses of Liquidity

The following table summarizes the sources and uses of liquidity for the three months ended March 31, 2026:

(In millions)	Three months ended March 31, 2026
Sources:
Adjusted cash provided by operating activities	$23
Proceeds from credit facilities, net	4,850
Proceeds from issuance of long-term debt	57
Other	22
Uses:
Payments for acquisitions of businesses and assets, net of cash acquired	(6,755)
Change in availability under revolving credit facility and collective collateral facilities	(1,875)
Repayments to credit facilities	(1,525)
Payments for share repurchase activity	(481)
Investments and integration capital expenditures	(218)
Payments of dividends to preferred and common stockholders	(135)
Maintenance and environmental capital expenditures	(99)
Equivalent shares purchased in lieu of tax withholdings	(79)
Cash collateral paid in support of energy risk management activities	(57)
Acquisition and divestiture integration and transaction costs[1]	(52)
Payments of deferred financing costs	(42)
Repayments of long-term debt and finance leases	(12)
Change in Total Liquidity	$(6,378)
1 Three months ended 3/31/26 includes $45 million from acquisition and divestiture integration and transaction costs and $9 million cost to achieve payments (see Appendix table A-1), less $2 million non-cash adjustments

Appendix Table A-5: 2026 Guidance Reconciliation
The following table summarizes the 2026 Guidance calculations of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income:

2026
(In millions, except per share amounts)	Guidance[8,9]
Net Income[1]	$1,325 - $1,755
Interest expense, net	1,195
Income tax expense[2]	490 - 560
Depreciation and amortization[3]	1,955
ARO expense	30
Stock-based compensation	120
Acquisition and divestiture integration and transaction costs	110
Other[4]	100
Adjusted EBITDA	$5,325 - $5,825
Adjusted interest expense, net[5]	(1,195)
Depreciation and amortization[3]	(1,955)
Adjusted Income before income taxes	$2,175 - $2,675
Adjusted income tax expense[6]	(423) - (493)
Adjusted Net Income before Preferred Stock dividends	$1,752 - $2,182
Cumulative dividends attributable to Series A Preferred Stock	(67)
Adjusted Net Income[7]	$1,685 - $2,115
Weighted average number of common shares outstanding - basic	214
Adjusted EPS	$7.90 - $9.90
1 The Company does not guide to Net Income due to the impact of fair value adjustments related to derivatives in a given year. For purposes of guidance, fair value adjustments related to derivatives are assumed to be zero
2 Represents anticipated GAAP income tax
3 Estimates for the acquired LS Power assets are provisional and subject to revisions until evaluations are completed to assess the fair value of long-lived assets
4 Includes adjustments for sale of assets, deactivation costs, and other and non-recurring charges
5 Excludes mark-to-market gains/losses on interest hedges
6 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items, using CAMT rate to accrue tax. Other adjustments are shown on pre-tax basis
7 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
8 Items may not sum due to rounding
9 Includes 11 months of ownership of the portfolio acquired from LS Power

Appendix Table A-6: 2026 Guidance Reconciliation
The following table summarizes the calculation of FCFbG providing a reconciliation from Adjusted EBITDA and Cash provided by operating activities:

2026
(In millions)	Guidance[4,5]
Adjusted EBITDA	$5,325 - $5,825
Interest payments, net[1]	(1,100)
Income tax payments	(70) - (90)
Gross capitalized contract costs	(1,020)
Working capital/other assets and liabilities[2]	(135)
Cash provided by operating activities[3]	$3,000 - $3,480
Acquisition and other costs[2]	110
Adjusted cash provided by operating activities	$3,110 - $3,590
Maintenance capital expenditures	(450) - (480)
Environmental capital expenditures	(10) - (20)
Cost of acquisition	180
Free Cash Flow before Growth Investments (FCFbG)	$2,800 - $3,300

1 Interest payments, net represents Interest expense, net of $(1,195) million on Appendix table A-5 plus $95 million accrued interest expense not yet paid
2 Working capital/other assets and liabilities includes payments for Acquisition and divestiture integration and transaction costs, which is adjusted in Acquisition and other costs, and includes net deferred revenues
3 Excludes fair value adjustments related to derivatives and changes in collateral deposits in support of risk management activities
4 Items may not sum due to rounding
5 Includes 11 months of ownership of the portfolio acquired from LS Power

Non-GAAP Financial Measures

NRG reports its financial results in accordance with the accounting principles generally accepted in the United States (GAAP) and supplements with certain non-GAAP financial measures. These measures are not recognized in accordance with GAAP and should not be viewed in isolation or as an alternative to GAAP measures of performance. In addition, other companies may calculate non-GAAP financial measures differently than NRG does, limiting their usefulness as a comparative measure.

NRG uses the following non-GAAP measures to provide additional insight into financial performance:

•Adjusted EBITDA: Defined as EBITDA (earnings before interest, taxes, depreciation, and amortization, impact of asset retirement obligation expenses and contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances) with further adjustments for stock-based compensation, impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, gains or losses on the repurchase, modification or extinguishment of debt, restructuring costs, and other non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments or non-controlling interests. Adjusted EBITDA is intended to facilitate period-to-period comparisons and is widely used by investors for performance assessment.

•Adjusted Net Income: Defined as net income available to common shareholders excluding the impact of asset retirement obligation expenses, contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances, stock-based compensation, impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, gains or losses on the repurchase, modification or extinguishment of debt, the impact of restructuring and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments and non-controlling interests.

•Adjusted Earnings per Share (EPS): Defined as Adjusted Net Income, divided by the average basic common shares outstanding.

•Adjusted Cash Provided/(Used) by Operating Activities: Defined as cash provided/(used) by operating activities with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger, integration, related restructuring costs, adjustment for change in collateral, and the impact of extraordinary, unusual or non-recurring items.

•Free Cash Flow before Growth Investments: Defined as Adjusted Cash provided/(used) by operating activities less maintenance and environmental capital expenditures, net of funding and insurance recoveries related to property, plant and equipment, and adjustments to exclude cost of acquisition related to growth.

Management believes these non-GAAP financial measures are useful to investors and other users of NRG's financial statements in evaluating the Company’s operating performance and growth, as well as the impact of the Company’s capital allocation program. They provide an additional tool to compare business performance across periods and adjust for items that management does not consider indicative of NRG’s future operating performance. Management uses these non-GAAP financial measures to assist in comparing financial performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and in communications with NRG's Board of Directors, shareholders, creditors, analysts and investors concerning its financial performance.